CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-258663 on Form S-6 of our report dated October 8, 2021, relating to the financial statements of FT 9663, comprising FTP S&P Dvd. Aristocrats Target 25 4Q '21 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2021 Series) and FTP Value Line(R) Target Safety 30 4Q '21 (FTP Value Line(R) Target Safety 30 Portfolio, 4th Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 8, 2021